SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant   [ X ]
Filed by a party other than the Registrant  [    ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement.            [  ] Confidential, For Use of the
                                                  Commission Only as permitted
[ ]  Definitive Proxy Statement.                  by Rule 14a-6(e)(2))
[X]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Rule 14a-12.

                                FOODARAMA SUPERMARKETS, INC.
   -----------------------------------------------------------------------------
                      (Name of Registrant as Specified in Its Charter)



   -----------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 011 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
(5) Total fee paid:
--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials:
--------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
--------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
(3) Filing Party:
--------------------------------------------------------------------------------
(4) Date Filed:
--------------------------------------------------------------------------------

                                                               May 1, 2002


Dear Fellow Shareholders:

      It has come to our attention that some of you may have received a letter dated April 23, 2002, together with a voting authorization form (which closely resembles a proxy card), from Melvin Jules Bukiet, a shareholder of the Company, asking you to vote against the two proposals described in our proxy materials. We have been advised by legal counsel that Mr. Bukiet's mailing violates the proxy rules of the Securities and Exchange Commission in several respects because, among other things, he has failed to file his letter or any other proxy materials with the Commission and his letter contains materially false and misleading statements. Please be assured that we are considering every legal means available to address this alleged violation in order to ensure a fair referendum at our upcoming Annual Meeting of Shareholders scheduled for May 8, 2002.

      Your Board of Directors urges you to disregard the claims and accusations contained in Mr. Bukiet's letter. Your Board is very pleased with the financial and other achievements of the Company. Our results from operations and financial condition in fiscal 2001 continued to improve for the fourth consecutive year. Sales for 2001 increased approximately 9% to a record $945.3 million from $866.4 million in the prior year. In addition, income from operations as well as earnings before interest, taxes, depreciation and amortization for 2001 improved over the prior fiscal year.

      In addition, according to a letter of recognition from Salvatore F. Sodano, Chairman and Chief Executive Officer of the American Stock Exchange, Foodarama stock was one of the top performing securities listed on the American Stock Exchange in 2001. In his letter, Mr. Sodano wrote "I am sure your stock's performance reflects the success your company is achieving". During the five-year period beginning November 2, 1996, the cumulative total return on Foodarama's common stock outperformed the AMEX Wholesale & Retail Trade Index, the Standard & Poor's 500 Composite Stock Price Index and the AMEX Composite Index by significant margins. The fact of the matter is, if you bought shares of common stock of Foodarama in January 2001 and still held them today, your investment would have increased by more than 188%.

      Mr. Bukiet's letter completely misrepresents the compensation paid to Joseph J. Saker, Sr., our Chairman of the Board and Chief Executive Officer, and to Richard J. Saker, our President and Chief Operating Officer, during 2001. Mr. Bukiet's letter conveniently includes the projected annual benefits payable to our two top officers upon their retirement from the Company under their Supplemental Executive Retirement Plans ("SERPs") in their total compensation. As the Company's proxy statement distributed to you earlier clearly indicates, these amounts do not reflect cash payments actually made to the Sakers during 2001 but are SEC-required disclosures that the Company must include in the Summary Compensation Table. Actually, Joseph J. Saker's salary and bonus for 2001 were $395,553 and $122,176, respectively, and Richard J. Saker's were

$437,118 and $132,188, respectively. This compensation was approved by the Company's independent directors and is well within the range of compensation paid to our competitors' top executives. Moreover, this compensation does not reflect the fact that the Sakers each personally guarantees the Company's indebtedness for current charges incurred to Wakefern Food Corporation, which totaled approximately $36 million as of November 3, 2001. We believe that this is a completely unique arrangement for officers of a publicly traded corporation and is symbolic of the major contributions made by the Sakers to the Company and its shareholders.

      In addition, Mr. Bukiet's letter completely ignores the fact that stock options granted to the Sakers vest quarterly over a five-year period from the date of grant (subject to the occurrence of certain events that accelerate vesting, including death or disability or certain events that could result in a change of control of the Company). Thus, the option recipients are at risk with respect to most of their options if the market value of the Company's stock declines below the exercise price and, by the same token, are encouraged to enhance the Company's performance so that the value of their options increases. As such, the option recipients have a commonality of interest with all the Company shareholders in working to improve the Company's performance and results. Again, these options were awarded to the Sakers by a committee of independent directors based on their many contributions to the Company over the years and to encourage them to keep up their good work. Moreover, the Company had not awarded stock options or other equity incentives to senior officers for a significant period of time prior to 2001. Mr. Bukiet's letter fails to recognize that the Company operates in a highly competitive environment and that incentives such as stock options encourage superior performance and are critical to the future success of the Company.

      The Board of Directors is proud to stand behind its record of achievement and its delivery of value to shareholders. Despite what Mr. Bukiet may want you to believe, we firmly stand by our belief that our proposals to amend the Company's Certificate of Incorporation to classify the Board of Directors into five classes and to amend the Company's 2001 Stock Incentive Plan to increase the number of shares available for awards thereunder by 65,000 are in the best interest of the Company and its shareholders.

      If you have already voted FOR the three proposals on our proxy card, we thank you for your support. If you have not yet voted, or want to change your vote, simply follow the instructions on the enclosed form. For your convenience, arrangements have been made so that you may vote by telephone or internet. We encourage you to take advantage of this service.

      If you have any questions or require assistance in voting, you may call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or collect at (212) 929-5500 or you may email them at proxy@mackenziepartners.com.

      We thank you for your continued support.

                                Very truly yours,

                                /S/Richard J. Saker

                                   RICHARD J. SAKER
                                   President and Chief Operating Officer